EXHIBIT 99.1

Contact:
Stephen M. Mengert
Chief Financial Officer
770/767-4500

MATRIA ANNOUNCES NOTICE OF REDEMPTION OF
THE COMPANY’S 4.875% CONVERTIBLE SENIOR SUBORDINATED NOTES

     Marietta, GA, April 27, 2005 - Matria Healthcare, Inc. (NASDAQ/NM: MATR) announced today that it has given notice of redemption to the noteholders of its 4.875% convertible senior subordinated notes due 2024. The redemption date of the senior notes has been set for May 27, 2005.

     The Company issued $86.25 million principal amount of its 4.875% convertible senior subordinated notes in connection with the repurchase of $120 million of its former 11% senior notes on June 30, 2004.

     The terms of the 4.875% senior notes give the Company the right to provide a notice of redemption to noteholders in the event that the closing price of Matria’s common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30 trading days preceding the mailing of the notice of redemption to the noteholders. The Company provided such notice to noteholders on April 27, 2005. The noteholders may elect to receive cash in the redemption or convert the 4.875% senior notes, on or before May 26, 2005, into shares of the Company’s common stock at a conversion rate of 50.87295 shares per $1,000 principal amount of the notes. The conversion price for the notes is approximately $19.66 per share. Since the Company’s stock is trading well above the conversion price, the Company expects the vast majority of the noteholders to convert into shares of Matria common stock in lieu of cash.

     Parker H. “Pete” Petit, Chairman and Chief Executive Officer, stated, “We are pleased that our performance has enabled us to offer this redemption. Assuming the noteholders convert at this price, we will have successfully eliminated virtually all of our debt and strengthened our balance sheet. As such, we believe the redemption will substantially increase our financial flexibility and deleverage our balance sheet. The redemption will put us in a strong position to accelerate our strategic plan to expand our health enhancement offerings and capitalize on the growth opportunities available in the disease management market.”

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Matria Announces Notice of Redemption of the Company’s 4.875% Convertible Senior Subordinated Notes
April 27, 2005

The redemption offered to the noteholders also includes a “Make-Whole Payment” equal to the present value, as of the redemption date, of all remaining scheduled interest payments on the securities through May 1, 2009. The “Make-Whole Payment” will be paid in cash to noteholders who elect to convert as well as to those whose notes are redeemed for cash.

ABOUT MATRIA HEALTHCARE

     Matria Healthcare is a leading provider of comprehensive health enhancement programs to health plans and employers. Matria manages major chronic diseases and episodic conditions including diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, high-risk obstetrics, cancer, chronic pain, depression, end-stage renal disease, and obesity; delivers programs that address wellness, healthy living, productivity improvement, and patient advocacy; and provides case management of acute and catastrophic conditions. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on-line at www.matria.com.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements. Such statements include, but are not limited to, the Company’s expectation that noteholders will convert rather than holding the notes for redemption, the Company’s anticipated benefits and financial capabilities resulting from the conversion and the health enhancement expansion opportunities available to the Company. These statements are based on current information and belief and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the election of noteholders not to convert the notes into shares of the Company’s common stock, the Company’s inability to capitalize on the anticipated financial capabilities, failure to expand the Company’s health enhancement and disease management-related programs, failure of the Company’s disease management business to generate growth in revenues and earnings, delays or problems in implementation or management of new disease management contracts, failure to expand relationships with pharmaceutical companies or to generate revenues from any such alliances, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business, the Company’s inability to grow profitably through acquisitions and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2004. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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